Exhibit 99.1

News Release

Contacts:	Andrew Markwick, QuintilesIMS Investor Relations (andrew.markwick@quintilesims.com) +1.973.257.7144

Tor Constantino, QuintilesIMS Media Relations (tor.constantino@quintilesims.com) +1.484.567.6732

Phil Bridges, QuintilesIMS Media Relations (phil.bridges@quintilesims.com) +1.919.998.1653 (office) +1.919.457.6347 (mobile)

QuintilesIMS Announces Offering of Senior Notes and Proposed Refinancing of

Existing Indebtedness

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – February 22, 2017 – Quintiles IMS Holdings, Inc. (“QuintilesIMS”) (NYSE: Q) today announced that its wholly owned subsidiary, Quintiles IMS Incorporated (the “Issuer”), intends to raise €850 million in gross proceeds through an offering of senior notes due 2025. In connection with the notes offering, the Issuer intends to refinance all of the outstanding term B loans under its senior secured credit facility with an extended, upsized and repriced term B loan facility in an aggregate principal amount equal to $3,065 million equivalent amount comprised of both U.S. dollar denominated term B loans and euro denominated term B loans. The extended term B loans will mature in 2024 and will represent an increase of approximately $600 million from the amount of term B loans currently outstanding. The net proceeds from the notes offering and the refinancing will be used to refinance certain indebtedness of the Issuer, to pay fees and expenses related to the notes offering and the refinancing and for other general corporate purposes, which may include share repurchases, including the repurchase of shares from affiliates and significant shareholders, and future acquisitions. The consummation of the notes offering and the refinancing are each subject to market and other conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors including the failure to consummate the notes offering and the refinancing and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

About QuintilesIMS

QuintilesIMS (NYSE: Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries.

Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes.